Center Bancorp, Inc. Declares Quarterly Dividend of $0.075 Per Share

UNION, N.J., June 2, 2014 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank, (“UCNB” or the “Bank”), announced that the Board of Directors of Center Bancorp has declared a quarterly cash dividend of $0.075 per share. The dividend will be distributed on August 1, 2014, to all shareholders of record on July 11, 2014.

About Center Bancorp

Pursuant to an Agreement and Plan of Merger by and between Center Bancorp, Inc. (“Center”) and ConnectOne Bancorp, Inc. (“ConnectOne”), dated as of January 20, 2014, the parties have agreed to merge ConnectOne with and into Center, change Center’s name to “ConnectOne Bancorp, Inc.” and merge UCNB with and into ConnectOne Bank, a wholly owned subsidiary of ConnectOne. As previously disclosed, Center and ConnectOne anticipate a closing on July 1, 2014.

Center is a bank holding company, which operates UCNB, its main subsidiary. Chartered in 1923, UCNB is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. UCNB is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank’s Private Banking Division and Alexander, Troy & Company, Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 16 banking locations in Bergen, Mercer, Morris and Union Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, Princeton and Summit, New Jersey. The Bank’s primary market area is comprised of central and northern New Jersey.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the merger transactions referenced in this press release, Center Bancorp has filed a registration statement with the Securities and Exchange Commission, which has been declared effective. The joint proxy statement and prospectus contained in the registration statement has been mailed to shareholders of Center and ConnectOne. Investors are advised to read the joint proxy statement and prospectus because it contains important information.

Copies of the joint proxy statement and prospectus and other documents filed by Center and ConnectOne with the SEC are available free of charge at the SEC’s web site at www.sec.gov. Documents filed by Center may also be accessed and downloaded for free at Center’s website at www.centerbancorp.com or by directing a request to Joseph D. Gangemi, Corporate Secretary and Investor Relations Officer, Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083. Documents filed by ConnectOne may also be accessed and downloaded for free at ConnectOne’s website at www.connectonebank.com or by directing a request to Laura Criscione, Executive Vice President, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (201-816-8900).

Forward Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time, as disclosed in filings made by Center with the SEC. Neither Center nor ConnectOne assumes any obligation for updating any such forward-looking statements at any time.

CONTACT:	Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
Center Bancorp, Inc.
(908) 206-2886